Exhibit 23.1a

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I consent to the inclusion in the Registration Statement of International Industrial Enterprises, Inc., on Form SB-2 of my report dated – Dec. 31, 2005, Dec. 31, 2006 and June 30, 2007 relating to the consolidated financial statements of International Industrial Enterprises, Inc.

By: /s/ Gruber & Company LLC

October 10, 2007

Gruber & Company LLC

121 Civic Center Drive

Lake Saint Louis, Missouri 66387